For period ended 03/31/2012    Series 3,4,5,6,7,8,9,10,11,12
File No. 811-7852

Sub-Item 77C:  Submission of matters to a vote of security holders

The definitive Proxy Statement used in connection with USAA Mutual Funds Trust Special Meeting of Shareholders on November 10, 2011 was filed with the Securities and Exchange Commission on September 21, 2011 and is hereby incorporated by reference.


The following proposals and voting results pertain to one or more series within USAA Mutual Funds Trust (the Company). Shareholders of record on September 16, 2011 were entitled to vote on the proposals shown below. Votes shown for the proposal are for the series of the Company. All proposals were approved by the shareholders.

PROPOSAL 1

   Proposal to elect Trustees:

                                                        VOTES
   TRUSTEE					VOTES FOR		 WITHHELD
  --------------------------------------------------------------------

   Thomas F. Eggers		    6,660,811,393		63,843,595

   Robert L. Mason Ph.D.          6,673,454,395		51,200,593

   Daniel S. McNamara		    6,665,041,690		59,613,298

   Paul L. McNamara		    6,652,482,257		72,172,731

   Barbara B. Ostdiek, Ph.D.	    6,650,120,136       74,534,852

   Michael F. Reimherr		    6,655,017,937       69,637,051